                                                                    EXHIBIT 12

                              LA QUINTA INNS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)


                                            Six Months
                                           Ended June 30                                Years Ended December 31
                                       ----------------------     ------------------------------------------------------------
                                         1997         1996          1996         1995         1994         1993         1992
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings (loss) before income
   taxes, extraordinary items
   and cumulative effect of
   accounting change (1) ...........   $  67,118    $  49,245    $  96,379    $  82,994    $  61,991    $  31,836    $  (7,270)
Partners' equity in earnings .......         476          928        1,499       10,227       11,406       12,965       15,081
Partners' equity in earnings
   of combined unincorporated
   ventures that do not have
   fixed charges ...................        --           (563)        (770)      (1,854)      (1,577)      (1,652)      (1,504)
Fixed charges ......................      28,962       23,469       48,983       42,797       40,814       32,477       34,270
Interest capitalized ...............      (4,033)      (2,227)      (5,429)      (1,313)        (889)        --            (50)
Amortization of capitalized
   interest ........................         491          422          893          803          772          799          799
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------

    Earnings as adjusted ...........   $  93,014    $  71,274    $ 141,555    $ 133,654    $ 112,517    $  76,425    $  41,326
                                       =========    =========    =========    =========    =========    =========    =========

Fixed charges:
    Interest on long-term debt
     (before capitalized
     interest) .....................   $  28,359    $  22,951    $  47,897    $  41,734    $  39,749    $  31,366    $  33,137
    Portion of rental expense
     allocated to interest .........         603          518        1,086        1,063        1,065        1,111        1,133
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------

      Total fixed charges ..........   $  28,962    $  23,469    $  48,983    $  42,797    $  40,814    $  32,477    $  34,270
                                       =========    =========    =========    =========    =========    =========    =========

Ratio of earnings to fixed
   charges .........................         3.2x         3.0x         2.9x         3.1x         2.8x         2.4x         1.2x
                                       =========    =========    =========    =========    =========    =========    =========



(1) The Six Months Ended June 30, 1996 and Years Ended December 31, 1996 and 1995, include a non-cash provision for premature retirement of assets totaling $9,062, $18,076 and $12,630, respectively.